Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

On June 18, 2013, Inergy L.P. (“NRGY”) distributed 100% of its limited partner units in Inergy Midstream, L.P. (“NRGM”) to NRGY shareholders on a pro rata basis (“NRGM Unit Distribution”). On June 19, 2013, Crestwood Holdings LLC (“Holdings”) acquired the general partner of NRGY and contributed the general partner interest and incentive distribution rights of Crestwood Midstream Partners L.P. (“CMLP”) to NRGY in exchange for NRGY common units. The general partner interest of CMLP is owned by Crestwood Gas Services GP LLC (“CMLP GP”). The completion of the previously announced merger of CMLP into NRGM is expected to close in 2013. NRGY owns the general partner interest of NRGM. The following unaudited pro forma condensed combined consolidated financial statements of NRGY have been prepared for illustrative purposes only and are not necessarily indicative of what the combined partnership’s condensed consolidated financial position or results of operations actually would have been had the NRGM Unit Distribution, Holdings acquisition of the general partner interest in NRGY and contribution of the general partner interest and incentive distribution rights of CMLP to NRGY (“GP Acquisition”) and the CMLP and NRGM merger (“Merger”) been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the future financial position or operating results of the combined partnership. Future results may vary significantly from the results reflected because of various factors.

The historical financial statements have been adjusted in the pro forma financial statements to give effects to events that are (1) directly attributable to the NRGM Unit Distribution, GP Acquisition and Merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined partnership. The unaudited pro forma condensed combined consolidated statement of operations does not reflect any non-recurring charges directly related to the GP Acquisition and Merger that the combined partnership may incur upon completion of these transactions.

The pro forma condensed combined consolidated balance sheet and the pro forma condensed combined consolidated statement of operations as of and for the three months ended March 31, 2013 were derived from and should be read in conjunction with the following financial statements:

•	Unaudited Financial Statements of NRGY as of and for the three months ended March 31, 2013

•	Unaudited Financial Statements of CMLP GP as of and for the three months ended March 31, 2013

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2013 reflects the GP Acquisition and Merger as if it occurred on March 31, 2013 and the unaudited pro forma condensed combined consolidated statement of operations for the three months ended March 31, 2013 reflect the GP Acquisition and Merger as if it occurred on January 1, 2013. The pro forma financial statements reflect the following:

•	Holdings acquisition of the general partner of NRGY;

•	Contribution of 100% of the CMLP GP interest to NRGY;

•	Issuance of 35,103,113 NRGY limited partner units and 4,387,899 NRGY subordinated units to an affiliate of Holdings;

•	NRGM pays all cash consideration with respect to the merger consideration payable at the effective time other than approximately $10.4 million, which amount is to be funded by Holdings;

•

Payment of certain estimated non-recurring fees associated with known contractual severance payments for certain identified employees that were involuntarily terminated at the time of the GP Acquisition;

•	Payment of certain estimated non-recurring contractual financing and professional fees;

•	Payment of non-recurring fees associated with entering into a new revolving credit facility at NRGM (NRGY will not provide credit support to this new revolving facility); and

•	NRGM Unit Distribution.

The unaudited pro forma condensed combined consolidated financial statements do not include any amounts for non-contractual costs expected to be incurred related to legal, accounting and other fees related to the merger which are currently estimated to range from $6 million to $9 million.

Descriptions of the foregoing adjustments are presented in the notes to the unaudited pro forma condensed combined consolidated financial statements provided below.

The GP Acquisition will be accounted for as a reverse acquisition of NRGY under the purchase method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805—Business Combinations. The accounting for a reverse acquisition results in the legal acquiree (CMLP GP) being the acquiror for accounting purposes. Therefore, NRGY will account for the GP Acquisition as if CMLP GP acquired NRGY. The assets and liabilities of NRGY will be reflected at fair value on the balance sheet of the combined partnership. A final determination of the purchase accounting adjustments, including the allocation of fair value to the NRGY assets and liabilities, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial statements are preliminary and have been made solely for purposes of developing such pro forma financial statements. The pro forma financial statements do not purport to present the financial position or the results of operations of NRGY had the NRGM Unit Distribution, GP Acquisition and Merger actually been completed as of the dates indicated. Further, these unaudited pro forma condensed combined consolidated financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of the GP Acquisition and Merger, are based on assumptions that NRGY believes are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statements do not project the financial position or results of operations of NRGY for any future date or period.

INERGY, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2013

(in millions)

	Historical
	Crestwood Gas Services GP LLC	Inergy, L.P.	Pro Forma Adjustments		Inergy, L.P. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	$2.3	$(89.2	) (c)	$—
			(6.5	) (d)
			93.4	(e)
Accounts receivable	24.3	161.1	—		185.4
Accounts receivable - related party	23.6	—	—		23.6
Insurance receivable	3.0	—	—		3.0
Inventories	—	28.4	—		28.4
Assets from price risk management activities	—	9.7	—		9.7
Prepaid expenses and other current assets	1.3	23.9	—		25.2

Total current assets	52.2	225.4	(2.3)		275.3

Property, plant and equipment, net	1,111.4	1,801.6	745.1	(a)	3,658.1
Intangible assets, net	764.2	197.7	75.3	(a)	1,052.2
			15.0	(c)
Goodwill	352.2	328.7	1,710.0	(a)	2,390.9
Deferred financing costs, net	21.5	—	—		21.5
Other assets	1.4	13.4	38.5	(a)	53.3

Total assets	$2,302.9	$2,566.8	$2,581.6		$7,451.3

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

Liabilities and partners’ capital
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$37.8	$174.1	$—		$211.9
Accounts payable - related party	3.6	—	—		3.6
Accrued additions to property, plant and equipment	7.6	11.0	—		18.6
Capital leases	3.8	—	—		3.8
Deferred revenue	2.4	—	—		2.4
Liabilities from price risk management activities	—	9.6	—		9.6
Current portion of long-term debt	—	2.9	—		2.9

Total current liabilities	55.2	197.6	—		252.8

Long-term debt, less current portion	727.6	1,000.2	22.7	(a)	1,843.9
			93.4	(e)
Long-term capital leases	2.3	—	—		2.3
Asset retirement obligations	14.2	—	—		14.2
Deferred income taxes	—	20.0	—		20.0
Other long-term liabilities	—	22.0	—		22.0

INERGY, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2013

(in millions)

	Historical
	Crestwood Gas Services GP LLC	Inergy, L.P.	Pro Forma Adjustments		Inergy, L.P. Pro Forma
Partners’ capital	17.0	1,076.5	(1,076.5	) (b)	1,325.1
			1,388.8	(a)
			(74.2	) (c)
			(6.5	) (d)
Interest of non-controlling partners in subsidiary	1,486.6	250.5	2,233.9	(a)(f)	3,971.0

Total partners’ capital	1,503.6	1,327.0	2,465.5		5,296.1

Total liabilities and partners’ capital	$2,302.9	$2,566.8	$2,581.6		$7,451.3

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

INERGY, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(in millions, except unit and per unit data)

	Historical
	Crestwood Gas Services GP LLC	Inergy, L.P.	Pro Forma Adjustments		Inergy, L.P. Pro Forma
Revenues	$72.4	$450.4	$—		$522.8

Depreciation, amortization and accretion expense	22.4	46.8	(9.8	) (g)	59.4
Other operating expenses	34.3	397.4	—		431.7

Operating income	15.7	6.2	9.8		31.7

Other income (expense):
Interest and debt expense	(11.5)	(11.3)	(0.7	) (h)	(23.5)
Other	—	0.1	—		0.1

Income (loss) before income taxes	4.2	(5.0)	9.1		8.3
Provision for income taxes	0.3	0.3	—		0.6

Net income (loss)	3.9	(5.3)	9.1		7.7
Net (income) loss attributable to non-controlling partners	1.2	(0.5)	(4.3	) (i)	(3.6)

Net income (loss) attributable to partners	$5.1	$(5.8)	$4.8		$4.1

Partners’ interest information:
Limited partners’ interest in net income (loss)	$5.1	$(5.8)	$4.8		$4.1

Net income (loss) per limited partner unit:
Basic	$—	$(0.04)			$0.02

Diluted	$—	$(0.04)			$0.02

Weighted average limited partners’ units outstanding (in thousands):

Basic	—	131,746	35,103	(j)	166,849

Diluted	—	131,746	39,491	(j)	171,237

Dividends declared per limited partner unit		$0.29	$(0.07	) (i)	$0.22

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Represents pro forma adjustments to reflect the legal acquisition of CMLP GP by NRGY under the purchase method of accounting. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The GP Acquisition is accounted for as a reverse acquisition and the value of the acquired net assets are based on the enterprise value of the accounting acquiree (NRGY and its fully consolidated subsidiary NRGM). The preliminary estimate of the enterprise value, net of long term debt, of NRGY and its fully consolidated subsidiary NRGM is $3,873.2 ($1,388.8 for NRGY and $2.484.4 for NRGM), based on a preliminary valuation report prepared by a third party valuation adviser. The preliminary estimates used to prepare the pro forma information presented will be updated based upon the final third party valuation report. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined consolidated financial statements are preliminary and subject to change, which change could be material.

The preliminary allocation of the enterprise value is as follows (in millions):

	Historical Net Book Value	Adjustment	Preliminary Fair Value
Current Assets	$225.4	$—	$225.4
Property, plant and equipment, net	1,801.6	745.1	2,546.7
Intangible assets, net	197.7	75.3	273.0
Goodwill	328.7	1,710.0	2,038.7
Other assets	13.4	38.5	51.9
Current liabilities	(197.6)	—	(197.6)
Long-term debt	(1,000.2)	(22.7)	(1,022.9)
Other long term liabilities	(42.0)	—	(42.0)
Interest of non-controlling partners in subsidiaries	(250.5)	(2,233.9)	(2,484.4)

Total assumed purchase price	$1,076.5	$312.3	$1,388.8

The interest of non-controlling partners in subsidiaries above includes an adjustment for the distribution by Inergy of 100% of the common units it owned in NRGM.

(b)	Reflects the elimination of the historical partners’ capital balances of NRGY.
(c)	Reflects a one-time payment of $25 million to CMLP unitholders other than Holdings, CMLP GP and Crestwood Gas Services Holdings LLC (“collectively, the “Crestwood Affiliated Entities”), non-recurring financing fees directly related to the merger transactions, and one-time payments for transactions costs directly related to the merger. Included in these non-recurring financing fees directly related to the merger transactions is a $15 million fee associated with a $1 billion credit facility for NRGM.
(d)	Reflects estimated non-recurring fees associated with known contractual severance payments for certain identified employees that will be involuntarily terminated at the effective time. A plan to identify additional employees will likely be completed shortly before the effective time, and, accordingly, additional severance costs are likely, however, the amount of these costs is not known at this time.
(e)	Reflects borrowings to fund the $25 million payable by NRGM to CMLP unitholders other than Crestwood Affiliated Entities and to fund fees and costs directly related to the merger transactions.
(f)	Reflects an adjustment to account for the pro-forma minority interest in the consolidated results of the merged entities.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations Adjustments

(g)	Reflects the pro forma adjustment of depreciation and amortization expense as follows (in millions):

March 31, 2013
Eliminate historical depreciation, amortization and accretion expense	$(46.8)
Pro forma depreciation, amortization and accretion expense	37.0

Pro forma adjustment to depreciation, amortization and accretion expense	$(9.8)

The preliminary allocation of the purchase price includes certain customer account and tradename intangible assets, for which the preliminary amortization periods average ten and five year’s, respectively. The allocation of purchase price to property, plant and equipment, intangible assets, and the related depreciation and amortization periods are preliminary and subject to material change based upon the final third party valuation report.

(h)	Reflects the pro forma adjustment of interest and debt expense as follows (in millions):

March 31, 2013
Amortization of fair value adjustment to NRGY and NRGM outstanding senior notes	$0.7
Interest on additional borrowings to fund merger consideration and related fees and expenses	0.5
Eliminate the historical interest expense related to deferred financing costs	(1.3)
Amortization of new deferred financing costs	0.8

Pro forma adjustment to interest and debt expense	$0.7

The amortization periods relative to the fair value adjustment to NRGY and NRGM senior notes is approximately six years and eight years, respectively. The interest rate assumed on the additional borrowings was approximately 2.0% for the three months ended March 31, 2013. A change of 20 basis points in the assumed rate does not result in a material change to interest and debt expense.

(i)	Reflects the pro forma adjustment to non-controlling interest as a result of the NRGM Unit Distribution. The amount has been calculated utilizing the incentive distribution rights earned by NRGY during the year. The distributions per unit has been adjusted to account for the additional NRGY units issued to acquire CMLP GP. Based on the historical distributions paid, the 4,387,899 subordinated units issued by NRGY would have fully participated in distributions.
(j)	The shares of CMLP GP have been recast to reflect the issuance of 35,103,113 NRGY limited partner units and 4,387,899 NRGY subordinated units to an affiliate of Holdings in exchange for 100% of the limited partner interests of CMLP GP. The shares are reflected as pro forma as they were issued in connection with the acquisition of CMLP GP, however the CMLP GP financial statements reflect them as outstanding due to the reverse merger accounting.